CERTIFICATE OF DESIGNATIONS
OF
BTHC II ACQUISITION CORP.

SERIES 1 CONVERTIBLE PREFERRED STOCK

        THE UNDERSIGNED, the President and Chief Executive Officer of BTHC II Acquisition Corp., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation on November 4, 2005:

        RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates and designates the initial series of preferred stock, par value $.001 per share, of the Corporation and authorizes the issuance thereof, and hereby fixes the designation and amount thereof and the powers, preferences, and relative rights thereof as follows:

1.     Designation; Number of Shares.

        The designation of said series of the Preferred Stock shall be “Series 1 Convertible Preferred Stock” (the “Series 1 Preferred Stock”). The number of shares of Series 1 Preferred Stock shall be limited to 7,055,000.

2.     Dividend Rights.

        The holders of Series 1 Preferred Stock shall be entitled to receive cumulative annual dividends, payable in shares of Series 1 Preferred Stock or cash, at the option of the Board of Directors, at an annual rate of 6% ($0.18 per share), payable on December 31 of each year commencing December 31, 2005. Dividends shall begin to accrue on the date of each closing in the Offering. The dividends payable on December 31, 2005 will be prorated from the date of each closing in the Offering. Unpaid dividends will accumulate and be payable prior to the payment of any dividends on shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”). Cash dividends will only be payable from funds legally available therefor, when and as declared by the Board of Directors, and unpaid dividends will accumulate until the Corporation has substantial capital to legally pay the dividends. The Board of Directors may, at its option, declare dividends in shares of Series 1 Preferred Stock. The Series 1 Preferred Stock shall have a stated value of $3.00 per share, which shall be the basis for determining the number of shares issuable as a dividend in lieu of a cash payment. Notwithstanding anything contained herein to the contrary, the Board of Directors shall timely declare dividends on its Series 1 Preferred Stock each year unless the payment of such dividends in stock and/or cash would be in violation of the Delaware General Corporation Law, as amended, or other applicable law or court order.

3.     Liquidation Rights.

        (a)   In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series 1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or by reason of their ownership thereof, an amount per share equal to $3.00 for each outstanding share of Series 1 Preferred Stock issued on the Original Issue Date (the “Original Series 1 Issue Price”) as adjusted for changes in the Series 1 Preferred Stock by stock split, stock dividend, or the like occurring after the Original Issue Date, plus all accrued but unpaid dividends thereon. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series 1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series 1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

        (b)   Upon the completion of the distribution required by subparagraph (a) of this Section 3 and any other distribution that may be required with respect to any other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock.

        (c)   (i)    For purposes of this Subsection 3(c)(i), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, any of the following (a “Sale, Merger, or Reorganization”):

(A) The merger or consolidation of the Corporation into or with another corporation or entity, reorganization or sale of the Corporation, or sale of capital stock by the Corporation, in which the shareholders of the Corporation immediately preceding such merger, consolidation, or reorganization (solely by virtue of their shares or other securities of the Corporation) shall own less than fifty percent (50%) of the voting securities of the surviving corporation (but not including the Offering or a Qualified Public Offering);

(B) The sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions or plan, of fifty percent (50%) or more of the assets of the Corporation, based on the fair market value of the Corporation’s assets as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series 1 Preferred Stock, which assets shall include for these purposes fifty percent (50%) or more of the outstanding voting capital stock of any subsidiaries of the Corporation, the assets of which constitute all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole; or

(C) The sale, transfer, or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all of the assets of the subsidiaries of the Corporation, the assets of which constitute all or substantially all of the assets of the Corporation and such subsidiaries taken as a whole.

        (ii)   In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series 1 Preferred Stock.

4.     Voting Rights.

        (a)    General Voting Rights.    Except as set forth specifically below, the holder of each share of Series 1 Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series 1 Preferred Stock could then be converted under the circumstances described in Section 5 hereof on the record date for the vote or consent of shareholders, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holder of each share of Series 1 Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting, as well as notice of all shareholder actions to be taken by legally available means in lieu of a meeting, in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock and other voting capital stock of the Corporation, with respect to any question upon which holders of Common Stock have the right to vote, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Series 1 Preferred Stock. Fractional shares shall be permitted, and any fractions shall be counted in computing voting rights.

(b)    Shareholder Approvals.    So long as any shares of the Series 1 Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or the Corporation’s Certificate of Incorporation, as amended, and in addition to any other votes required thereby, without the prior consent of more than 50% of the holders of the outstanding shares of Series 1 Preferred Stock, voting as a separate class, in person or by proxy, either in writing or at a special meeting called for that purpose, the Corporation will not:

(i) Authorize or issue equity securities (or any equity or debt securities convertible into equity securities) ranking senior to the Series 1 Preferred Stock in respect of dividends, distributions or rights upon liquidation; or

(ii) Authorize or effect any capital reorganization or reclassification of any securities (or securities convertible into other securities) into equity securities of the Corporation ranking senior to the Series 1 Preferred Stock in respect of dividends, distributions or rights upon liquidation.

5.     Conversion Rights.

        The holders of the Series 1 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a)    Optional.    Each share of Series 1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series 1 Preferred Stock, into Common Stock. The number of shares of Common Stock to which a holder of Series 1 Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate of the Series 1 Preferred Stock (determined as provided in Subsection 5(c) below) by the number of shares of Series 1 Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series 1 Preferred Stock to be converted in accordance with the procedures described in Subsection 5(d) below.

        (b)    (i)    Automatic.    Notwithstanding anything contained herein to the contrary, on December 31, 2008, each outstanding share of Series 1 Preferred Stock, if any, and all accrued but unpaid dividends thereon shall, without any action on the part of the holder hereof or the Corporation, be converted automatically into shares of the Common Stock at the applicable Conversion Rate provided for in Subsection 5(c) below as of December 31, 2008. Such conversion shall be automatic, without need for any further action by the holders of shares of Series 1 Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series 1 Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection 5(d) below. Upon the conversion of the Series 1 Preferred Stock pursuant to this Subsection 5(b)(i), the Corporation shall promptly send written notice thereof, by registered or certified mail return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series 1 Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series 1 Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection 5(d) below.

(ii) No fractional shares of Common Stock shall be issued upon conversion of Series 1 Preferred Stock, and any shares of Series 1 Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

        (c)    Conversion Rate.    Subject to the provisions of this Section 5, the conversion rate in effect at any time with respect to the Series 1 Preferred Stock (the “Conversion Rate”) shall be the quotient obtained by dividing $3.00 by the Conversion Price. Except as otherwise provided in this Section 5, the “Conversion Price” shall initially be $1.50.

        (d)    Mechanics of Conversion.    Before any holder of Series 1 Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series 1 Preferred Stock are converted in accordance with Subsections 5(a) or 5(b) above, such holder shall surrender the certificate or certificates for such shares of Series 1 Preferred Stock duly endorsed at (or in the case of any lost, mislaid, stolen or destroyed certificate(s) for such shares, deliver an affidavit as to the loss of such certificate(s), in such form as the Corporation may reasonably require, to) the office of the Corporation or of any transfer agent for the Series 1 Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Series 1 Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsections 5(a) or 5(b) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

        (e)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.    The Conversion Price of the Series 1 Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, after the Original Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 5(e)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by Section 5(e)(ii)(B)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 5(e)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by subsection 5(e)(ii)(B)) plus the number of shares of such Additional Stock. However, the foregoing calculation shall not take into account shares deemed issued pursuant to Section 5(e)(i)(E) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock that has given rise to the Conversion Price adjustment being calculated.

(B) No adjustment of the Conversion Price for the Series 1 Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the applicable Original Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 5(e)(i) and subsection 5(e)(ii):

(i) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(e)(i)(C) and (e)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(ii) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(e)(i)(C) and (e)(i)(D)).

(iii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 5(e)(i)(A)), the Conversion Price of the Series 1 Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iv) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series 1 Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 5(e)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(e)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(e)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(e)(i)(E)) by this corporation after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 5(e)(iii) hereof; or

(B) Shares of Common Stock issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation.

(iii) In the event this corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series 1 Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series 1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

        (f)    Other Distributions.    In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(e)(iii), then, in each such case for the purpose of this subsection 5(f), the holders of the Series 1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series 1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

        (g)    Recapitalizations.    If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3) provision shall be made so that the holders of the Series 1 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series 1 Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series 1 Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series 1 Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

        (h)    De Minimis Adjustments.    No adjustment to the Conversion Price (and, thereby, the Conversion Rate) shall be made if such adjustment would result in a change in the Conversion Price of less than $.10. Any adjustment of less than $.10 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.10 or more in the Conversion Price.

        (i)    No Impairment.    The Corporation shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series 1 Preferred Stock against impairment.

        (j)    Certificate Regarding Adjustments.    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause the Corporation’s independent public accountants to verify such computation and prepare and furnish to each holder of Series 1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series 1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series 1 Preferred Stock.

        (k)    Notices of Record Date.    In the event of any taking by the Corporation of a record of the holders of any class of securities other than Series 1 Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series 1 Preferred Stock, at least twenty (20) days before to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or rights, and the amount and character of such dividend, distribution, or rights.

        (l)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series 1 Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series 1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series 1 Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.     Notices.

        Any notice required by the provisions hereof to be given to the holders of shares of Series 1 Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.

7.     Definitions.

        For the purposes of this Section 7, the following terms shall have the meanings specified below. Other capitalized terms, used in this Section 7 and not defined below shall have the meanings otherwise assigned to such terms in this Certificate of Designations:

        “Board of Directors” shall mean the board of directors of the Corporation;

        “Common Stock” shall mean the Corporation’s common stock, par value $0.001 per share.

        “Conversion Price” shall have the meaning provided in Subsection 5(c) hereof;

        “Conversion Rate” shall have the meaning provided in Subsection 5(c) hereof;

        “Designations” shall mean the preferences, powers, limitations and relative rights of the Series 1 Preferred Stock established hereby and set forth hereinafter;

        “Offering” shall mean the offer by the Corporation of up to 7,055,000 shares of Series 1 Preferred Stock to accredited investors pursuant to a private placement memorandum dated October 5, 2005;

        “Original Issue Date” shall mean the closing date of the Offering applicable to each holder of Series 1 Preferred Stock, whether the initial closing date, the final closing date, or some closing date in between;

        “Placement Agent” shall mean Fordham Financial Management, Inc., the Corporation’s exclusive placement agent for the Offering;

        “Qualified Public Offering” shall mean the Corporation’s sale and issuance of its equity and/or debt securities in exchange for at least Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000) in gross proceeds; and

        “Sale, Merger or Reorganization” shall have the meaning provided in Subsection 3(c)(i) hereof.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be made under the seal of the Corporation and signed and attested by its duly authorized officer this 8th day of November, 2005.

BTHC II ACQUISITION CORP.
By:	/s/ Nicholas Landekic

Name: Nicholas Landekic
Title: President & CEO